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                                                                      Exhibit 12

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)
                                  (unaudited)

                                                                            Years Ended December 31
                                    Three
                                    Months
                                    Ended
                                  March 31,
                                     2005             2004              2003            2002           2001           2000
                                  ----------       ----------        ----------      ----------     ----------     ----------
Income/(Loss) Before
   Income Taxes                   $      191       $     (168)       $      (46)     $    2,563     $    2,523     $    3,188
Less:  Equity Income                     220              347                54              --             --             --
                                  ----------       ----------        ----------      ----------     ----------     ----------
(Loss)/Income Before
   Income Taxes and Equity
   Income                                (29)            (515)             (100)          2,563          2,523          3,188

Add Fixed Charges:
 Preference Dividends                     22               34                --              --             --             --
 Interest Expense                         45              168                81              28             40             44
 One-third of Rental
    Expense                                9               30                30              27             24             24
 Capitalized Interest                      3               20                11              24             25             20
                                  ----------       ----------        ----------      ----------     ----------     ----------
 Total Fixed Charges                      79              252               122              79             89             88

Less:  Capitalized Interest                3               20                11              24             25             20
Less:  Preference Dividends               22               34                --              --             --             --
Add:   Amortization of
       Capitalized Interest                2                9                 9               8              7              7
Add:  Distributed Income of
             Equity Investees             18              228                32              --             --             --
                                  ----------       ----------        ----------      ----------     ----------     ----------
Earnings/(Loss) Before
Income Taxes and
   Fixed Charges
   (other than Capitalized
    Interest)                     $       45       $      (80)       $       52      $    2,626     $    2,594     $    3,263
                                  ==========       ==========        ==========      ==========     ==========     ==========

Ratio of Earnings to Fixed
Charges                                  0.6*            (0.3)**            0.4**          33.2           29.1           37.1
                                  ==========       ==========        ==========      ==========     ==========     ==========


* For the three months ended March 31, 2005, earnings were insufficient to cover fixed charges by $34 million.

** For the years ended December 31, 2004 and 2003, earnings were insufficient to cover fixed charges by $332 million and $70 million, respectively.

"Earnings" consist of (loss)/income before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. "Fixed charges" consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.